HARLEYSVILLE GROUP INC.

2006 AMENDED AND RESTATED NON-EMPLOYEE DIRECTORS' DEFERRED STOCK UNIT PLAN

1.  Purpose.

Harleysville Group Inc. (the "Company") has established the Plan to further its long-term financial success by providing stock units to Non-Employee Directors of the Company and of its Parent, Harleysville Mutual Insurance Company, (the “Parent”) whereby such directors can share in achieving and sustaining such success. The Plan also provides a means to attract and retain the Non-Employee Directors needed to achieve the Company's and the Parent's long-term growth and profitability objectives.

2.  Definitions.

The following terms, when used with an initial capital letter, shall have the following meanings:
“Annual Meeting” means the annual shareholders meeting held in April of each year.
“April Board Meeting” means the meeting of the Board of Directors held in April of each year.
“Board” means the Board of Directors of the Company and the Board of Directors of the Parent.
"Committee" means the Nominating and Corporate Governance Committee of the Board.
“Company” means Harleysville Group Inc., a Delaware corporation.
“Deferred Stock Unit” means a right to receive, without payment to the Company, one (1) Share as further described in
Section 4.

“Fair Market Value” means, with respect to a given day, (i) the closing sales price of a Share as reported on the principal securities exchange on which Shares are then listed or admitted to trading, or (ii) if not so reported, the closing sales price on the immediately preceding business day of a Share as published in the NASDAQ National Market Issues report in the Eastern Edition of The Wall Street Journal, or (iii) if not so reported, the average of the closing bid and asked prices on the immediately preceding business day as reported on the NASDAQ National Market System, or (iv) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Board.
“Grant” means a grant of Deferred Stock Units which are subject to the terms and conditions of this Plan.
“Grant Date” means the date on which a Deferred Stock Unit is granted.
“Non-Employee Director” means a member of the Company’s Board of Directors or a member of the Parent's Board of Directors, who is not an employee of the Company or the Parent.
"Parent" means Harleysville Mutual Insurance Company.
“Plan” means the Harleysville Group Inc. 2006 Amended and Restated Non-Employee Directors Deferred Stock Unit Plan, as set forth herein and as amended from time to time.
“Share” means a share of common stock of the Company, par value $1 per share.
“Termination of Service” means the termination of an individual’s status as a Non-Employee Director for any reason whatever, whether voluntarily or involuntarily, including disability or death of the Non-Employee Director.

3.  Authorization of Shares Subject to Deferred Stock Unit.

The maximum number of Shares for which Deferred Stock Units may be granted during the entire duration of the Plan is 110,000. This number shall be adjusted if the number of outstanding Shares is increased or reduced by split-up, reclassification, stock dividend or similar event. The number of Shares subject to outstanding Deferred Stock Units shall also be adjusted whenever the number of outstanding Shares is so increased or reduced.

4.  Granting of Deferred Stock Units.

(a)  Each individual who was a Non-Employee Director at the time of the April 2005 or the April 2006 Board Meeting received an award of Deferred Stock Units and at each April Board Meeting thereafter for three consecutive years until and including the April 2009 Board Meeting, each individual who is a Non-Employee Director at the April Board Meeting, and continuing to serve in such capacity after such April Board Meeting shall automatically receive a number of Deferred Stock Units equal to the result of dividing (i) $30,000 by (ii) the Fair Market Value of a Share as of the day before the date of the April Board Meeting for that year.
(b)  Each Grant of Deferred Stock Units under the Plan shall be evidenced by a written document which shall indicate (i) the number of Deferred Stock Units granted to the Non-Employee Director; (ii) the effective date of the Grant; and (iii) any other terms and conditions the Board deems necessary or appropriate.
(c)  All Grants shall be subject to the terms of this Plan and the written document evidencing such Grant.

5.  Term of Deferred Stock Units.

Deferred Stock Units shall be granted on the following terms:
(a)  Deferred Stock Units shall be fully vested at all times.
(b)  Upon a Non-Employee Director’s Termination of Service, he, or, upon the Non-Employee’s Director’s death, the executor or administrator of his estate or the person or persons who shall have acquired a Deferred Stock Unit directly from the Non-Employee Director by bequest or inheritance, shall receive a number of Shares equal to the number of his Deferred Stock Units, unless the Non-Employee Director has elected in writing to the Company prior to the date of Termination of Service to defer receipt of the Shares in accordance with the Directors’ Standard Deferred Compensation Plan.
(c)  A Deferred Stock Unit shall not be transferable otherwise than by will or the laws of intestate distribution.
(d)  A Non-Employee Director granted a Deferred Stock Unit under this Plan shall have only the rights of a general unsecured creditor of the Company until such Non-Employee Director receives Shares equal to the number of his Deferred Stock Units pursuant to Section 4.
(e)  A Non-Employee Director shall have no voting rights with respect to any Shares issuable pursuant to Deferred Stock Units until the date on which a certificate or certificates representing such Shares are issued.

6.  Grant of Dividend Equivalent Rights.

Whenever the Company pays cash dividends with respect to Shares, a Non-Employee Director shall receive an amount equal to all or any portion of the dividends that would be paid on Shares equal to the number of his Deferred Stock Units (“dividend equivalents”), unless the Non-Employee Director has elected to defer receipt of the dividend equivalents pursuant to the Directors’ Standard Deferred Compensation Plan or has elected to use the dividend equivalents to purchase Common Stock pursuant to the Harleysville Group Inc. Dividend Reinvestment and Stock Purchase Plan.

7.  Common Stock Subject to Deferred Stock Units.

Shares issuable under Deferred Stock Units may be unissued shares or treasury shares. The Company at all times during the term of this Plan shall reserve for issuance the number of Shares issuable under Deferred Stock Units.

8.  Compliance with Legal Requirements.

The Company will not be obligated to issue Shares if, in the opinion of its counsel, such issuance would violate any applicable federal or state securities laws. The Company will seek to obtain from each regulatory commission or agency having jurisdiction, such authority as may be required to issue Shares. Inability of the Company to obtain from any such regulatory commission or agency authority which counsel for the Company deems necessary for the lawful issuance of Shares shall relieve the Company from any liability for failure to issue such Shares until the time when such authority is obtained.

9.  Nonassignment of Deferred Stock Units.

Except as otherwise provided in Section 5(b), Deferred Stock Units and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of a Deferred Stock Unit, right or privilege contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the rights and privileges conferred hereby, such Deferred Stock Unit and the rights and privileges conferred hereby shall immediately terminate.

10.  Rights of Non-Employee Director in Stock.

Neither the holder of a Deferred Stock Unit, nor the legal representatives, heirs, legatees or distributees of any holder, shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares issuable under such Deferred Stock Unit unless and until such Shares are issued to him or them and such person or persons have received a certificate or certificates therefore, except for dividend equivalent rights as provided in Section 6.

11.  Withholding of Applicable Taxes.

The Company shall have the right to deduct or withhold, or require a holder of a Deferred Stock Unit to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan.

12.  Plan and Deferred Stock Units Not to Affect Service as a Director.

Neither this Plan nor any Deferred Stock Unit shall confer upon any Non-Employee Director any right to continue as a director of the Company.

13.  Administration and Interpretation.

    The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in the implementation and administration of the Plan; provided, however, that the Committee shall have no discretion with respect to the eligibility or selection of Directors to receive stock units under the Plan, the number of stock units granted under the Plan, or the price thereof, and provided further that the Committee shall not have the authority to take any action or make any determination that would materially increase the benefits accruing to Participants under the Plan The determination of the Committee in the administration of the Plan as described herein, shall be final, conclusive and binding upon all persons including, without limitation, the Company, its stockholders and the persons granted stock units under the Plan. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such action of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.

14.  Amendment of Plan.

The Board shall have complete power and authority to amend the Plan, provided, however, that it shall not without shareholder approval (a) increase the maximum number of Deferred Stock Units that may be granted or (b) adopt any other amendment which the Board determines to be required or advisable to be approved by the shareholders of the Company under regulations of the U. S. Securities and Exchange Commission, the rules of any stock exchange or stock market on which the Company’s stock is listed, the Internal Revenue Code of 1986, as amended, or other applicable law or regulation.

15.  Notices.

Any notice required or permitted hereunder shall be sufficiently given only if sent by registered or certified mail, postage prepaid, addressed to the Company, 355 Maple Avenue, Harleysville, PA 19438-2297, and to the holder of a Deferred Stock Unit at the most recent address on file with the Company.

16.  Successors.

The Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

17.  Severability.

If any part of this Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan which shall continue in full force and effect.

18.  Effective Date and Term of Plan.

The Plan first became effective on January 1, 2005, was approved by the stockholders of the Company on April 27, 2005, and was amended and restated by the Board of Directors effective August 8, 2006 and shall expire on December 31, 2009, unless sooner terminated by the Board. The Board may terminate this Plan at any time.

19.  Gender and Number.

Unless clearly indicated by context, the singular shall include the plural and the masculine shall include the feminine, and vice-versa.